Exhibit 23.3

CONSENT OF QUALIFIED THIRD-PARTY FIRM

MINING PLUS US CORPORATION

November 3, 2023

Re: Form S-3 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Peter Lock, on behalf of Mining Plus US Corporation, consent to:

•	the incorporation by reference of any estimates of reserves or mineralized material and other analyses performed by us in our capacity as an independent consultant to the Company, or any summaries thereof (the “Technical Report Summaries”), and that were prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as exhibits to and referenced in this Registration Statement on Form S-3 being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto (the “Form S-3”);

•	the use of and reference to our company name in the Form S-3, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-3 and the Technical Report Summaries; and

•	the incorporation by reference of any extracts from, or summary of, any estimates of the Technical Report Summaries in the Form S-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summaries, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

We are responsible for authoring, and this consent pertains to, the Technical Report Summaries. We certify that we have read the Form S-3 and that it fairly and accurately represents the information in the Technical Report Summaries for which we are responsible.

MINING PLUS US CORPORATION

By:	/s/ Peter Lock
Name:	Peter Lock
Title:	Director